Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated February 27, 2004, except for Schedule I, as to which the date is March 11, 2005, accompanying the consolidated financial statements and schedules of Countrywide Financial Corporation and Subsidiaries appearing in the 2005 Annual Report of the Company on Form 10-K for the year ended December 31, 2005, which is incorporated by reference in this Registration Statement on Form S-8 (the “Registration Statement”). We consent to the incorporation by reference in the Registration Statement of the aforementioned report.
/s/ Grant Thorton LLP
Los Angeles, California
August 3, 2006